UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2010

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE	19880
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

(e)

2010 Incentive Compensation Plan

On March 19, 2010, the Board of Directors (the “Board”) of Incyte Corporation (the “Company”) approved, on the recommendation of the Compensation Committee of the Board, corporate objectives for 2010 relating to a cash bonus plan for the 2010 fiscal year.  The Company’s 2010 incentive compensation plan is a discretionary cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate objectives.  Eligibility to participate in the plan and actual award amounts are not guaranteed and are determined, in the case of the Company’s executive officers, at the discretion of the Compensation Committee of the Board.  Each of the Company’s executive officers other than the President and Chief Executive Officer (“CEO”) has a funding target under the plan of 50% of his or her annual base salary for 2010, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate performance, as well as the executive officer’s achievement of certain individual goals that are predetermined by the CEO.  The CEO has a funding target under the plan of 75% of his annual base salary for 2010, with the actual incentive award depending upon corporate performance.

Corporate performance objectives for 2010 are based on achievement of drug discovery objectives, representing 15% of the overall objectives, drug development objectives, representing 62.5% of the overall objectives, commercial objectives, representing 10% of the overall objectives, finance objectives, representing 5% of the overall objectives, and business development objectives, representing 7.5% of the overall objectives.  Bonus opportunities for certain objectives enable the payout of up to an additional 22.5 percentage points.  Threshold, target and outperform achievement levels are defined for each corporate objective and, depending on the achievement of those performance levels, a payout ranging from 0% to 150% may be made for each objective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 24, 2010

INCYTE CORPORATION

By:	/s/ Patricia A. Schreck
Patricia A. Schreck
Executive Vice President and
General Counsel